Extreme

networks

                                                                                                            Exhibit 10.2

145 Rio Robles I San Jose, CA 95134 I +1-408-579-2800   J   www.extremenetworks.com

June 2, 2015

Bob Gault

32 Sunflower Court

Mount Holly, NJ 08060

Dear Bob,

I am pleased to confirm your promotion to EVP Worldwide Sales, Services and Channels effective April

22, 2015.   Your commitment to our customers, our employees and our company will enable us to become a recognized leader in software-driven networking solutions. This letter agreement (the "letter Agreement") shall serve as an addendum to your offer letter with Extreme Networks, Inc. ("Extreme" or the "Company") including any amendments thereto; and shall supersede any contrary terms of employment you have with the Company.

With this promotion your base salary increased to $345,000.00 ($14,375.00 per pay period) effective April

22, 2015 (pro-rated for FY15) and effective April22, 2015 your FY15 incentive target will increase to

100% of base salary giving you a new OTE of $690,000.00 per year (pro-rated for FY15).

With this promotion you will be designated as a Section 16 Officer of Extreme Networks Inc. This designation brings certain SEC reporting requirements. Should you have any questions regarding your obligations as a Section 16 Officer, please contact our EVP and General Counsel, Allison Amadia.

Executive Change in Control Severance

The Company has a policy of providing a change in control severance plan for its executive officers in the event of an acquisition of the Company. The provisions of this plan are set forth in the Extreme Networks, Inc. Executive Change in Control Severance Plan and your Agreement to Participate in the Extreme Networks, Inc. Executive Change in Control Severance Plan and will be the same as those standard terms currently in effect for the other executive officers of the Company, with your benefit including a payment equal to 12 months of salary. A copy of the Extreme Networks, Inc. Executive Change in Control Severance Plan as well as your Agreement to Participate in the Extreme Networks, Inc. Executive Change in Control Severance Plan have been enclosed for your information. Please return a copy of your executed Agreement to participate in the Extreme Networks, Inc. Executive Change in Control Severance Plan to Human Resources at your earliest convenience.

In addition, we are pleased to offer you the following additional terms of employment:

1.   For a period from April22, 2015 until June 30, 2016, the Company’s existing policy regarding severance terms upon a termination for convenience is hereby modified to provide for an additional six (6) months' of your then-current base salary (for a total of 12 months' of you then current base salary) to be paid to you in the event of your termination for convenience from the Company; and

2.

As of April22, 2015, upon your death or permanent disability, you or your heirs, as applicable, shall be entitled to the following benefits from the Company in addition to any other benefits to which you are otherwise entitled:

a.

A cash severance which shall be calculated as follows: (i) in the event that your death or permanent disability does not occur following a Change of Control of the Company so as to fall within a Change in Control Period (as defined in the Executive Change in Control Plan), then as if you were terminated for convenience as of the date of your death or

Extreme

networks

145 Rio Robles I San Jose, CA 85134 I +1-408-579 2800 J   wvvw.extrernenetworks.com

permanent disability; or (ii) in the event that your death or permanent disability occurs following a Change of Control of the Company so as to fall within a Change of Control Period, then as if you were terminated in connection with a Change of Control of the Company as of the date of your death or permanent disability; and

b. The acceleration and vesting in full of all of your time-based equity awards; and

The acceleration and vesting of certain Market Stock Units ("MSUs") granted to you prior to your death or permanent disability, the actual number of shares which shall vest to be calculated as if your death or permanent disability occurs within a Change of Control Period and as if you were terminated in connection with the Change of Control (a "Double Trigger Event") pursuant to the terms of the MSU Grant

Notwithstanding any of the foregoing to the contrary, the severance payments discussed above (to the extent that they constitute "deferred compensation" under Section 409A of the Internal Revenue Code (the "Code") and applicable regulations), and any other amount or benefit that would constitute non-exempt

· "deferred compensation" for purposes of Section 409A of the Code and that would otherwise be payable hereunder by reason of your termination of employment, will not be payable to you by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service" in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting or the determination of the amounts owed to you due to such termination, and if this provision prevents the payment of any amount or benefit to you, such payment shall be made on the date, on which an event occurs that constitutes a Section 409A "separation from service,".

All other terms and conditions of your employment under you offer letter, employment agreement(s) and/or otherwise will remain in full force and effect, including, but not limited to the at-will nature of your employment. In addition, your obligations under your employee agreement(s) including the "Employee Inventions and Proprietary Rights Assignment Agreement" shall remain in full force and effect, except as noted above. This letter agreement cannot be modified or amended except by a subsequent written agreement signed by you and the Company; provided, however, that the Company may, in its sole discretion, elect to modify your title, compensation, duties, or benefits without any further agreement from you.

Congratulations on your promotion! And I look forward to your on-going leadership and helping us drive success and growth at Extreme Networks!

Sincerely,

             /S/ Ed Meyercord

Ed Meyercord

CEO

Cc: Human Resources

I agree to and accept employment with Extreme Networks, Inc. on the terms set forth in this agreement.

/S/ Bob Gault                                                                      7/6/15

Bob Gault Date

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